Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-274688, 333-267974 and 333-229644) of Flux Power Holdings, Inc. of our report dated January 29, 2025, relating to the consolidated financial statements, which appears in this annual report on Form 10-K.

/s/ BAKER TILLY US, LLP

San Diego, CA
January 29, 2025